Exhibit 99.1

LETTER OF RESIGNATION

To the Board of Directors of
Oakridge Holdings, Inc.:

This letter is to confirm my email sent on March 8th, 2017 announcing my resignation from the Oakridge Holdings board of directors effective at the conclusion of our teleconference call on March,9th at 1:00pm. As mentioned, I have recently been diagnosed with advanced melanoma cancer. Since January I’ve undergone three surgeries and face an uncertain future.
Between my recovery, upcoming treatments, and trying to remain active in my work, I must respectively resign from the board of directors as I can no longer devote the time and effort necessary to continue on the board.
Thank you for your understanding, thoughts and prayers. I trust that you will take the necessary steps regarding SEC filings related to this resignation.

Sincerely,

/s/ Stewart C. Levin
Stewart C. Levin CPCU
Date: March 10, 2017